RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award (this “Award”) is effective the _______ day of ______________, _______ (the “Date of Grant”) between Nabors Industries, Inc. (“NII”), acting on behalf of Nabors Industries Ltd. (“NIL” or the “Company”) and at the request of ________________, a subsidiary of NIL (the “Subsidiary”), and Anthony G. Petrello (the “Grantee”).

Upon the Date of Grant, the fair market value of a common share of NIL, par value $0.05 per share (“Common Share”) was ______________.

RECITALS

Under the Amended and Restated Nabors Industries Ltd. 2016 Stock Plan (the “Plan”), the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”) has determined the form of this Award and selected the Grantee, an Eligible Recipient, to receive this Award and the Common Shares that are subject hereto. The applicable terms of the Plan are incorporated in this Award Agreement by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

RESTRICTED STOCK AWARD

In accordance with the terms of the Plan, the Committee has made this Award and concurrently issued or transferred to the Grantee Common Shares upon the following terms and conditions:

Section 1.Number of Shares.  The number of Common Shares granted pursuant to this Award is _______.
Section 2.Rights of the Grantee as Shareholder.  The Grantee, as the owner of the Common Shares issued or transferred pursuant to this Award, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of NIL, subject, however, to the restrictions stated in this Award Agreement.  If the Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Award or of any additional shares previously distributed to the Grantee with respect to the Common Shares issued or transferred under this Award, all of the additional shares shall be subject to the provisions of this Award Agreement, including the restrictions set forth in Section 3.  Initially, the Common Shares issued pursuant to this Award and any related shares will be held in an account maintained with the processor under the Plan (the “Account”).  At the discretion of NIL, NIL may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 6.
Section 3.Restriction Period.  The period of restriction (the “Restriction Period”) for the Common Shares granted pursuant to this Award (the “Restricted Shares”) shall commence on the Date of Grant and shall lapse, if at all, as follows:
(a)	The Committee, in its sole discretion, has established target Performance Goals based on the Company’s Total Shareholder Return (“TSR Targets”), which will be measured over a three-fiscal-year performance cycle commencing on ______________ and ending on ______________ (such period, the “Performance Cycle”). Total Shareholder Return (“TSR”) is the percentage increase in the value of the Common Shares over the Performance Cycle, based on the average closing price of the Common Shares for the 30 consecutive business days prior to the start of the Performance Cycle and the average closing price of the Common Shares for the last 30 consecutive business days in the Performance Cycle. The increase is calculated as the sum of (i) the change in the closing price of the Common Shares and (ii) the value of dividends declared during the Performance Cycle, assuming such dividends are reinvested in additional Common Shares as of the date they are declared. The Company’s TSR will be compared to the TSR of the peer companies set forth on Exhibit A attached hereto (collectively, the “Peer Group”) to determine the Company’s TSR relative to the Peer Group (“Relative TSR”).
(b)	Restrictions will lapse based upon the Relative TSR, as set forth in the schedule on Exhibit A attached hereto; provided, however, that if the Company’s TSR for the Performance Cycle is negative, then the restrictions shall not lapse as to more than 50% of this Award. The Committee shall have sole discretion to determine which Relative TSR level has been achieved (if any) and whether the restrictions shall lapse on any or all of the Restricted Shares. The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on the Grantee. The Committee shall make this determination within 60 days following the end of the Performance Cycle or as soon as administratively practicable thereafter, with any lapses to occur as of the date of determination (the “TSR Vesting Date”).
(c)	If, as of the TSR Vesting Date or any other applicable date as set forth in this Section 3, the Committee determines that restrictions shall lapse for less than 100% of the Restricted Shares, neither the Grantee nor any of his heirs, beneficiaries, executors, administrators or other personal representatives shall have any further rights whatsoever in or with respect to any of the remaining Restricted Shares and all such shares and any related shares will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(d)	In the event of a Change in Control of NIL (as defined in the Executive Employment Agreement by and between NIL, NII and the Grantee effective as of January 1, 2013, as amended from time to time (the “Employment Agreement”)), 100% of the unvested Restricted Shares held by the Grantee shall become vested immediately.
(e)	In the event of the Grantee’s Termination due to the Grantee’s death or Disability (as defined in the Employment Agreement), 50% of the unvested Restricted Shares held by the Grantee or his designated beneficiary (as applicable) shall become vested on the TSR Vesting Date.

(f)	In the event of the Grantee’s Termination either due to the Grantee’s Constructive Termination Without Cause or by the Company Without Cause (each as defined in the Employment Agreement), 50% of the unvested Restricted Shares held by the Grantee shall become vested on the TSR Vesting Date.
(g)	Anything herein notwithstanding, in the event of the Grantee’s Termination by the Company for Cause or by the written voluntary resignation of the Grantee (each as defined or contemplated, as applicable, in the Employment Agreement), the Grantee shall forfeit any Restricted Shares to the extent the restrictions on those shares have not lapsed as of the date the Grantee’s employment is terminated.
(h)	Upon the release of the Restricted Shares from the restrictions, the Restricted Shares held by the Grantee or his designated beneficiary (as applicable) shall be distributed to the Grantee or his designated beneficiary (as applicable). No fractional Common Shares will be issued. If the calculation of the number of Common Shares to be issued results in fractional shares, then the number of Common Shares will be rounded up to the nearest whole Common Share.
Section 4.Terms and Conditions.  This Award is subject to the following terms and conditions:
(a)	During the Restriction Period, the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of this Award. Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of this Award, whether voluntary or involuntary, shall be ineffective and NIL (i) shall not be required to transfer the Common Shares, (ii) may impound any certificates for the Common Shares or otherwise restrict the Grantee’s Account and (iii) shall hold the certificates until the expiration of the Restriction Period.
(b)	Except as otherwise expressly provided herein, this Award is subject to, and NII and the Grantee agree to be bound by, all the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. Pursuant to the Plan, the Board or the Committee has the authority to interpret and construe the Plan and this Award Agreement, and is authorized to adopt rules and regulations for carrying out the Plan. Further, the parties reserve the right to clarify or amend the terms of this Award on mutually acceptable terms in any manner which would have been permitted under the Plan as of the Date of Grant. The Grantee acknowledges that the Grantee has been provided with a copy of the Plan, and a copy of the Plan in its present form is posted on the Company’s intranet site and is also available for inspection during business hours at NII’s principal office.
Section 5.Lapse of Restrictions.  Upon the expiration of the Restriction Period with respect to any of the Common Shares issued under this Award without the forfeiture thereof, all restrictions shall terminate on the related shares, and the Grantee shall be entitled to transfer the shares from the Account or receive certificates without the legend prescribed in Section 6.

Section 6.Legend on Certificates.  Any certificate evidencing ownership of Common Shares issued or transferred pursuant to this Award that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Award Agreement and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntary or involuntary, and a provision requiring transfer of these shares to Nabors Industries Ltd. without any payment in the event of termination of the employment of the registered owner, all as more particularly set forth in the  Restricted Stock Award Agreement, a copy of which is on file with Nabors Corporate Services, Inc.

At the discretion of NIL, NIL may hold the Common Shares issued or transferred pursuant to this Award in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to the Grantee bearing the legend set forth above.

Section 7.Employment with NIL.  Nothing in this Award Agreement or in the Plan shall confer upon the Grantee the right to continued employment with NIL or any of its subsidiaries.
Section 8.Section 83(b) Election.  If the Grantee makes an election pursuant to Section 83(b) of the Code (“Section 83(b)”), the Grantee shall promptly (but in no event after 30 days from the Date of Grant) file a copy of such election with NIL, and cash payment for taxes shall be made at the time of such election. The Grantee, by accepting this Award, acknowledges (a) that the Grantee has been advised to consult with a tax advisor regarding the tax consequences of this Award and (b) that timely filing a Section 83(b) election (if the Grantee chooses to do so) is the Grantee’s sole responsibility, even if the Grantee requests NIL or any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing or to file such election on the Grantee’s behalf.
Section 9.Withholding Tax.  Before NIL removes restrictions on the transfer or delivers a certificate for Common Shares issued or transferred pursuant to this Award that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to NIL or its designated Affiliate the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”). Subject to any Company policy in effect from time to time, upon vesting of this Award, NIL will withhold the number of Common Shares required to satisfy any Withholding Obligation, and provide to the Grantee a net balance of Common Shares (“Net Shares”) unless NIL receives notice not less than five days before any Withholding Obligation arises that the Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit. Notwithstanding any such notice, if the Grantee has not delivered funds within 15 days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.  If Common Shares are used to pay all or part of the Withholding Obligation, the Fair Market Value of the Common Shares withheld shall be determined as of the date of withholding and the maximum number of Common Shares that may be withheld shall be the number of Common Shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized (and which may be limited to flat rate withholding) without creating adverse accounting, tax or other consequences to the Company or any Affiliate, as determined by the Committee in its sole discretion.  The Grantee acknowledges that there may be adverse tax consequences upon the receipt, vesting or disposition of the Common Shares and that the Grantee has been advised, and hereby is advised, to consult a tax advisor. The Grantee represents that the Grantee is in no manner relying on the Board, the Committee, the Company, any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
Section 10.Notices and Payments.  Any notice to be given by the Grantee under this Award Agreement shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time.  Any notice or communication by NIL, NII or the Subsidiary to the Grantee under this Award Agreement shall be in writing and shall be deemed to have been given if sent to the Grantee’s e-mail address maintained by the Company or any of its subsidiaries, made through the employee portal maintained by the Company or any of its subsidiaries, or if mailed or delivered to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.
Section 11.Waiver.  The waiver by NIL of any provision of this Award Agreement shall not operate as, or be construed to be, a waiver of the same or any other provision hereof at any subsequent time for any other purpose.
Section 12.Termination or Modification of Restricted Stock Award. This Award shall be irrevocable except that NIL shall have the right to revoke it at any time during the Restriction Period if it is contrary to law or modify it to bring it into compliance with any valid and mandatory law or government regulation. Upon request in writing by NIL, the Grantee will tender any certificates for amendment of the legend or for change in the number of Common Shares issued or transferred as NIL deems necessary in light of the amendment of this Award. In the event of revocation of this Award pursuant to the foregoing, NIL may give notice to the Grantee that the Common Shares are to be assigned, transferred and delivered to NIL as though the Grantee’s employment with NIL terminated on the date of the notice in accordance with Section 3(g) hereof.
Section 13.Governing Law & Severability.  Except as provided for below, the Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Award Agreement should be held invalid, the remainder of this Award Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable, but before such severance occurs, the parties request any court of competent jurisdiction to reform the offending provision to allow it to be enforced in a reasonable fashion.
Section 14.Entire Agreement.  This Award Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties; provided, however, that, except as specifically provided herein, the terms of this Award Agreement shall not modify and shall be subject to the terms and conditions of any written employment, consulting and/or severance agreement between the Company (or any Affiliate) and the Grantee in effect as of the date a determination is to be made under this Award Agreement.
Section 15.Dispute.  Any dispute, controversy or claim arising out of, or relating to, this Award Agreement or the breach, termination or invalidity thereof shall be settled by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association.  The place of arbitration shall be at Houston, Texas.  Nothing herein shall preclude either party from seeking in a court of competent jurisdiction injunctive relief or other provisional remedy in case of any breach hereof. The losing party shall bear all the costs of any proceeding including reasonable attorney’s fees.
Section 16.Place of Performance; Venue.  The place of performance for this Award is and shall be Harris County, Texas; and venue for any action to enforce any term of this Award Agreement by injunctive relief or other provisional remedy (as provided for by Section 15 of this Award Agreement) shall lie in Harris County, Texas.
Section 17.Insider Trading/Market Abuse Laws. The Grantee acknowledges that the Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Grantee’s country (if different), which may affect the Grantee’s ability to acquire or sell Common Shares or ability to otherwise receive Common Shares pursuant to an award under the Plan during such times as the Grantee is considered to have “material non-public information” or other “inside information” regarding the Company or any Affiliate. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to be informed of and compliant with such regulations, and should consult the Grantee’s personal advisor regarding such matters.
Section 18.Satisfaction of Obligations Under Employment Agreement.  Notwithstanding anything to the contrary in the Employment Agreement, by accepting this Award, the Grantee acknowledges and agrees that this Award (in combination with any other award of Restricted Stock granted on the Date of Grant providing for vesting based on TSR Targets) is in full satisfaction of the obligations of NII and NIL pursuant to Section 3.1(d) of the Employment Agreement with respect to the Performance Cycle commencing on _________________. In the event of a conflict between this Award Agreement and the Employment Agreement, the terms of this Award Agreement shall be deemed amended such that this Award has terms no less favorable to the Grantee than those of the TSR Shares (as defined in the Employment Agreement), other than with respect to the right to receive distributions and voting rights.

IN WITNESS WHEREOF, the parties hereto have duly executed this Award Agreement as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

GRANTEE

ANTHONY G. PETRELLO

Exhibit A

Peer Group

The Peer Group is comprised of Halliburton Co.; Baker Hughes Company; Valaris plc.; Weatherford International plc; Diamond Offshore Drilling Inc.; Noble Corporation; Helmerich & Payne, Inc.; Superior Energy Services, Inc.; Patterson-UTI Energy, Inc.; Schlumberger Limited; TechnipFMC plc.; National Oilwell Varco, Inc.; and Transocean Ltd. The Peer Group may be adjusted by the Committee from time to time during or at the conclusion of the Performance Cycle, in its sole discretion after consultation with the Grantee, in the event any of the companies in the Peer Group cease to be publicly traded or in response to a merger, consolidation or divestiture activity amongst companies, available public reporting or other events actually or potentially affecting the composition of the Peer Group.

Relative TSR Payout

RELATIVE TSR RANK	PERCENTAGE OF RESTRICTED SHARES EARNED
1, 2 or 3	100%
4	80%
5	70%
6	60%
7	55%
8	50%
9	45%
10	40%
11	30%
12	25%
13 or 14	0%

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